Exhibit 23






                          CONSENT OF INDEPENDENT  AUDITORS





We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aeroquip Inoac Retirement Savings and Profit Sharing Plan of our reports (a) dated January 22, 1997, with respect to the consolidated financial statements and schedules of Aeroquip-Vickers, Inc. incorporated by reference in its Annual Report (Form 10-K) and (b) dated May 30, 1997, with respect to the financial statements and schedules of the Aeroquip Inoac Company Retirement Savings and Profit Sharing Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                    ERNST & YOUNG LLP

                                                    /S/ ERNST & YOUNG LLP



Toledo, Ohio
July 31, 1997


                                        -103-